Exhibit 99

CyberOptics Reports Fourth Quarter Results

Receives First Order for 3D Memory Module Inspection System

Minneapolis, MN—February 19, 2020—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $16.9 million for the fourth quarter of 2019 ended December 31, down from $18.1 million in the fourth quarter of 2018 but up 36% sequentially from $12.4 million in the third quarter of 2019. Net income for the fourth quarter of 2019 was $168,000 or $0.02 per diluted share, compared to $1.2 million or $0.16 per diluted share in the year-earlier quarter.

For full-year 2019, sales totaled $59.3 million, down 8% from $64.7 million in 2018. CyberOptics reported net income of $774,000 or $0.11 per diluted share in 2019, compared to earnings of $2.8 million or $0.39 per diluted share in 2018.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “CyberOptics’ fourth quarter sales came in well ahead of our internal forecast. This performance was driven by strong sales of 3D MRS-enabled SQ3000 automated optical inspection (AOI) systems and increased shipments of legacy alignment sensors. The quarterly sequential improvement in our fourth quarter operating results also is reflective of the recovery that has begun in the surface mount technology (SMT) and semiconductor capital equipment markets. We are confident that our line-up of 3D MRS-enabled products and expanding family of semiconductor sensors has positioned us to take full advantage of the promising opportunities available to us in our markets. As such, we believe CyberOptics’ future is very promising.”

He continued: “During the fourth quarter, we received our first purchase order for our new 3D MRS-enabled MX3000 memory module inspection system. This order, which is expected to become revenue in the first quarter of 2020, was from a new memory customer. As a result, two of the world’s three largest memory manufacturers now use either our 2D MX600 or 3D MX3000 memory module inspection systems. We believe the potential market opportunity for the MX3000 system is significant. In addition, interest among potential customers continues at a high level for our MRS-based NanoResolution sensor for wafer-level and advanced packaging inspection and metrology applications. We believe our NanoResolution sensor will enable CyberOptics to capitalize upon a variety of extremely promising, long-term growth opportunities.”

Sales of sensors and inspection and metrology systems based on 3D MRS technology rose 48% year-over-year in the fourth quarter of 2019 to $9.0 million. These MRS-based products, combined with our semiconductor sensors, accounted for 72% of total revenue in the fourth quarter of 2019, up from 51% in the year-earlier period. Sales of legacy sensors and systems, excluding 2D MX600 sales, fell 39% year-over-year in the fourth quarter of 2019.

Sales of inspection and metrology systems in the fourth quarter of 2019 totaled $10.2 million, increases of 83% on a quarterly sequential basis and 11% on a year-over-year basis. These increases were driven by sales of SQ3000 systems, which rose to $7.1 million in the fourth quarter of 2019, reflecting increases of over 100% on a quarterly sequential basis and 91% on a year-over-year basis.

Sales of semiconductor sensors in the fourth quarter of 2019 totaled $3.0 million, down 17% on a quarterly sequential basis and virtually unchanged on a year-over-year basis. Orders for semiconductor sensors were strong in the fourth quarter, resulting in a quarter-ending backlog of $1.5 million or double the level at the end of the third quarter of 2019. As a result, we are forecasting strong sales of semiconductor sensors in the first quarter of 2020.

To further strengthen its position in the semiconductor market, CyberOptics expanded its family of semiconductor sensors with two product launches in the fourth quarter. The In-Line Particle Sensor detects particle contaminants in gas and vacuum lines in semiconductor process equipment, which is particularly relevant for EUV lithography tools where the ability to monitor particles in-line can significantly improve EUV lithography tool yield and productivity. The WaferSense Auto Resistance Sensor enables real-time resistance measurements of plating cell contacts in semiconductor Electrochemical Deposition (ECD) applications. Both products facilitate semiconductor tool set-up and diagnostics.

Sales of 3D and 2D sensors in the fourth quarter of 2019 totaled $3.7 million, up 15% on a quarterly sequential basis, but down 37% on a year-over-year basis. Sales of 3D MRS-enabled sensors totaled $1.9 million in the fourth quarter of 2019 up 50% on a quarterly sequential basis, but down 19% on a year-over-year basis. The company believes that demand for its 3D sensors will continue to strengthen in 2020 as the year progresses.

CyberOptics ended the fourth quarter of 2019 with an order backlog of $17.7 million, up significantly from $14.4 million at the end of the third quarter and $13.6 million at the end of 2018. The order backlog at December 31, 2019 and September 30, 2019 includes a significant order for 3D MRS sensors from an existing OEM customer that are scheduled for delivery in the next 18 months. CyberOptics is forecasting sales of $15.0 to $16.5 million in the first quarter of 2020 ending March 31. The coronavirus has made shipping and travel difficult throughout Asia. As of today, the impact on our business has been minimal. However, we are closely monitoring the situation and will provide a further update if the impact should change significantly in the future.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and other countries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function inspection and measurement systems and products for semiconductor advanced packaging inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to pandemics (including the current coronavirus outbreak) and the corresponding negative effects on our revenue and operating results; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 800-347-6311 prior to the start of the call and providing the conference ID: 6708209. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 6708209. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue	$16,852	$18,063	$59,263	$64,720
Cost of revenue	9,671	10,371	32,961	36,109
Gross margin	7,181	7,692	26,302	28,611
Research and development expenses	2,412	2,234	9,362	8,819
Selling, general and administrative expenses	4,225	3,985	16,004	16,433
Income from operations	544	1,473	936	3,359
Interest income and other	(82)	28	224	220
Income before income taxes	462	1,501	1,160	3,579
Provision for income taxes	294	308	386	752
Net income	$168	$1,193	$774	$2,827
Net income per share - Basic	$0.02	$0.17	$0.11	$0.40
Net income per share - Diluted	$0.02	$0.16	$0.11	$0.39
Weighted average shares outstanding - Basic	7,128	7,074	7,113	7,028
Weighted average shares outstanding - Diluted	7,315	7,303	7,262	7,208

Condensed Consolidated Balance Sheets

	Dec. 31, 2019	Dec. 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$5,836	$9,248
Marketable securities	8,295	5,771
Accounts receivable, net	16,059	15,859
Inventories	15,580	16,163
Other current assets	1,579	2,096
Total current assets	47,349	49,137

Marketable securities	12,168	10,322
Long-term trade notes receivable	962	-
Intangibles and goodwill, net	1,676	1,699
Equipment and leasehold improvements	3,341	2,861
Right-of-use assets (operating leases)	2,111	-
Other assets	-	259
Deferred tax assets	4,992	5,422
Total assets	$72,599	$69,700

Liabilities and Stockholders’ Equity
Accounts payable	$7,023	$8,513
Accrued expenses	3,071	4,204
Current operating lease liabilities	688	-
Total current liabilities	10,782	12,717

Other liabilities	352	772
Long-term operating lease liabilities	3,141	-
Total liabilities	14,275	13,489

Total stockholders’ equity	58,324	56,211
Total liabilities and stockholders’ equity	$72,599	$69,700